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                     October 17, 2022

       Yongsheng Liu
       Chief Executive Officer
       Goldenbridge Acquisition Limited
       15/F, Aubin House, 171-172 Gloucester Road
       Wan Chai, Hong Kong

                                                        Re: Goldenbridge
Acquisition Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 16,
2022
                                                            File No. 001-40132

       Dear Yongsheng Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Giovanni Caruso